CONVERTIBLE DEBENTURE

This Convertible Debenture Agreement is made and effective the 28th day of August, 2003 between Imperial Consolidated Capital (the "Company") and Donna Donaldson (the "Lender").

Whereas the Company desires to borrow money from the Lender upon the terms and conditions set forth in this Convertible Debenture Agreement;

This Agreement Witnesses that in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1)

The Lender agrees to advance tot he Company the principal sum of USD$12,500 ("Principal").

2)

The term of the loan is one year following the date of this Agreement set forth above.

3)

The Company agrees and promises to pay to the Lender the Principal, with interest thereon of ten percent (10%) per annum calculated annually, on or before the end of the term hereof and thereafter, on demand.

4)

The Company may pay the principal, in whole or in part, at any time prior to the end of the term without penalty.

5)

The Lender shall have the right to convert all or any portion of the Principal and interest earned thereon to common stock in the Company at a value of USD$0.10 per share, at any time prior to repayment of the loan, by providing the Company with written notice of conversion and an executed Subscription Agreement.  Upon receipt of notice and the Subscription Agreement, the Company shall forthwith issue to the Lender sufficient common shares to pay the amount that is subject to conversion.

6)

Notice of demand and presentment for payment are hereby waived.

Executed at Vancouver, British Columbia.

Imperial Consolidated Capital

Lender

Per:

/s/ "Kerry McCullagh"

/s/ "Donna Donaldson"

Kerry McCullagh, Director

Donna Donaldson

329 Brill Road

W. Bolton, PQ

Canada, J0E 1R0